Exhibit 99.1
FOR IMMEDIATE RELEASE
July 20, 2006
Fairchild Semiconductor:
Fran Harrison
Corporate Communications
(207)-775-8576
Email: fran.harrison@fairchildsemi.com
Dan Janson
Investor Relations
(207)-775-8660
Email: investor@fairchildsemi.com
Agency Contact:
Barbara Ewen
CHEN PR
(781)-672-3114
Email: bewen@chenpr.com
Fairchild Semiconductor Reports Results for the Second Quarter 2006
•	Average Daily Sales Rate Increases More than 6% Sequentially

•	Gross Margins Up 90 Basis Points from the Prior Quarter

•	Channel and Internal Inventories Remain Lean
Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the second quarter ended July 2, 2006. Fairchild reported second quarter sales of $406.3 million, a 1% decrease from the prior quarter and 17% more than the second quarter of 2005. Fairchild’s second quarter returned to the normal 13 week duration compared to the first quarter of 2006 that included 14 weeks.
Fairchild reported second quarter net income of $23.0 million or $0.18 per diluted share compared to a net income of $26.6 million or $0.21 per diluted share in the prior quarter and a net loss of $205.3 million or $1.71 per share in the second quarter of 2005. Gross margin was 30.8%, 90 basis points higher sequentially and 10.9 percentage points higher than in the second quarter of 2005. Included in the second quarter 2006 results is $7.6 million in total equity based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) Share Based Payment.
Fairchild reported second quarter adjusted net income of $28.8 million or $0.23 per diluted share compared to adjusted net income of $25.6 million or $0.21 per diluted share in the prior quarter and an adjusted net loss of $2.2 million or $0.02 per share in the second quarter of 2005. Adjusted net income (loss) excludes amortization of acquisition-related intangibles, restructuring and impairments, net gain on the sale of the LED lamps and displays product line, associated net tax benefits of these items and other acquisition-related intangibles, the impact of reserving the deferred tax asset and other items. Adjusted results include equity based compensation expense in 2006.
“We continued our steady improvement in gross margins and delivered significant year over year earnings growth during the second quarter,” said Mark Thompson, Fairchild’s president and CEO. “We increased our average daily sales rate by more than 6% sequentially in the second quarter, keeping in mind that we returned to a normal 13 week fiscal second quarter from the 14 week first quarter. Our gross margin improvement was a result of this higher daily sales rate and a richer product mix partially offset by increases in certain raw material costs.

End Markets and Channel Activity
“Sales and order rates were solid in most end markets with particular strength in products supporting industrial applications,” said Thompson. “Demand remains healthy and we enter the second half of 2006 with a strong backlog position.”
“I’m particularly pleased with our growth in channel sell-through,” stated Thompson. “Channel re-sales were up more than 3% sequentially in the second quarter and 9% higher than a year ago. We tightly controlled our sales into the channel to track this increase in re-sales which allowed us to hold channel inventory flat from the prior quarter at about 11 weeks of supply.”
Utilization and Lead Times
“Overall blended utilization rates remained roughly at our target levels during the second quarter,” stated Thompson. “We continue to selectively add capacity to support growth and to maintain more stable lead times for higher margin analog and functional power products. Lead times did increase a few weeks during the middle of the quarter, but we were able to manage them back down to the 10 – 12 week range by the end of the second quarter.”
Second Quarter Financials
“Good gross margin performance and disciplined spending allowed us to expand operating margins and earnings during the second quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A spending were roughly flat with the prior quarter as increased equity compensation and salary expense offset the impact of fewer days in the quarter. The combination of higher margins and controlled spending enabled us to deliver a very healthy 13% sequential increase in second quarter adjusted net income.
“Turning to the balance sheet, internal inventories increased in line with our higher shipping rate leaving weeks of supply roughly flat with the prior quarter at about 10 weeks,” stated Frey. “During the quarter we generated $62.9 million in cash from operations, paid off $50 million in debt and favorably refinanced our credit facility, leaving us with $522.9 million in cash and marketable securities at the end of the second quarter.”
Third Quarter Guidance
“We expect third quarter revenues to be roughly flat and gross margins to be flat to up 50 basis points sequentially,” said Frey. “We have more than 90% of our guided sales booked and scheduled to ship within the quarter so we’re comfortable with our guidance for what is typically a seasonally slower quarter. We expect R&D and SG&A spending, including equity based compensation, to remain at about 21.0 – 21.5% of sales for the third quarter. Equity based compensation expense is expected to be between $6 — 7 million and we expect the effective tax rate to be approximately 15% in the third quarter.
“The transition to higher value continues and Fairchild is committed to delivering financial results that reflect our leadership position in the fast growing power management market,” stated Frey.
This press release includes references to adjusted net income (loss) (which excludes amortization of acquisition-related intangibles, restructuring and impairments, net gain on the sale of the LED lamps and displays product line, associated net tax benefits of these items and other acquisition-related intangibles, the impact of reserving the deferred tax asset and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from adjusted net income (loss) to GAAP net income (loss). GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.
Special Note on Forward Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.
About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise(R), Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 2,	April 2,	June 26,	July 2,	June 26,
	2006	2006	2005	2006	2005
Total revenue	$406.3	$409.5	$346.0	$815.8	$708.8
Cost of sales (1)	281.3	287.0	277.1	568.3	556.1

Gross profit	125.0	122.5	68.9	247.5	152.7

Gross profit %	30.8%	29.9%	19.9%	30.3%	21.5%

Operating expenses:
Research and development (2)	26.3	26.2	19.5	52.5	38.5
Selling, general and administrative (3)	60.3	60.0	47.5	120.3	94.9
Amortization of acquisition-related intangibles	5.8	5.9	6.1	11.7	12.2
Restructuring and impairments	—	—	3.9	—	8.0
Gain on sale of product line, net	(1.7)	(3.2)	—	(4.9)	—

Total operating expenses	90.7	88.9	77.0	179.6	153.6

Operating income	34.3	33.6	(8.1)	67.9	(0.9)
Interest expense, net	5.5	5.9	5.9	11.4	16.0
Other expense	0.1	—	—	0.1	23.9

Income (loss) before income taxes	28.7	27.7	(14.0)	56.4	(40.8)

Provision for income taxes	5.7	1.1	191.3	6.8	174.9

Net income (loss)	$23.0	$26.6	$(205.3)	$49.6	$(215.7)

Net income (loss) per common share:
Basic	$0.19	$0.22	$(1.71)	$0.41	$(1.80)

Diluted	$0.18	$0.21	$(1.71)	$0.40	$(1.80)

Weighted average common shares:
Basic	122.2	121.4	119.8	121.9	119.8

Diluted	124.6	123.9	119.8	124.3	119.8

(1)	Includes $1.7 million and $2.4 million of equity compensation expense for the three and six months ended July 2, 2006, respectively.

(2)	Includes $1.3 million and $2.3 million of equity compensation expense for the three and six months ended July 2, 2006, respectively.

(3)	Includes $4.6 million and $8.2 million of equity compensation expense for the three and six months ended July 2, 2006, respectively.
Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 2,	April 2,	June 26,	July 2,	June 26,
	2006	2006	2005	2006	2005
Net income (loss)	$23.0	$26.6	$(205.3)	$49.6	$(215.7)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	—	—	3.9	—	8.0
Costs associated with the redemption of 10 1/2% Notes (4)	—	—	—	—	23.9
Gain on sale of product line, net	(1.7)	(3.2)	—	(4.9)	—
Amortization of acquisition-related intangibles	5.8	5.9	6.1	11.7	12.2
Associated tax effects of the above and other acquisition intangibles	1.7	(0.2)	(2.2)	1.5	(13.4)
Reserve for deferred tax asset	—	—	195.3	—	195.3
Tax benefits from finalized tax filings and audit outcomes	—	(3.5)	—	(3.5)	—

Adjusted net income (loss)	$28.8	$25.6	$(2.2)	$54.4	$10.3

Adjusted net income (loss) per common share:
Basic	$0.24	$0.21	$(0.02)	$0.45	$0.09

Diluted	$0.23	$0.21	$(0.02)	$0.44	$0.08

Adjusted net income (loss) and adjusted net income (loss) per share should not be considered as alternatives to net income (loss), net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Adjusted consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented.

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 2,	April 2,	December 25,
	2006	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$349.9	$335.6	$330.7
Short-term marketable securities	164.3	186.3	182.5
Receivables, net	161.3	148.5	128.6
Inventories (1)	230.7	213.6	200.5
Other current assets	39.8	38.2	29.6

Total current assets	946.0	922.2	871.9

Property, plant and equipment, net	641.6	630.1	635.0
Intangible assets, net	115.4	120.2	126.1
Goodwill	229.9	229.9	229.9
Long-term marketable securities	8.7	13.7	32.7
Other assets	33.2	30.9	30.1

Total assets	$1,974.8	$1,947.0	$1,925.7

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2.8	$3.4	$5.6
Accounts payable	121.7	103.3	95.2
Accrued expenses and other current liabilities	123.1	105.4	128.9

Total current liabilities	247.6	212.1	229.7

Long-term debt, less current portion	591.6	641.0	641.0
Other liabilities	51.0	47.7	49.1

Total liabilities	890.2	900.8	919.8

Temporary equity — deferred stock units	1.4	2.2	—
Total stockholders’ equity	1,083.2	1,044.0	1,005.9

Total liabilities, temporary equity and stockholders’ equity	$1,974.8	$1,947.0	$1,925.7

(1)	For the quarter ended July 2, 2006 and April 2, 2006, includes $0.9 and $0.8 million, respectively of equity compensation capitalized cost.

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	July 2,	June 26,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$49.6	$(215.7)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	57.0	88.6
Non-cash stock-based compensation expense	12.9	—
Non-cash restructuring and impairments expense	—	2.1
Deferred income taxes, net	1.1	175.4
Other	(3.2)	10.8
Changes in operating assets and liabilities, net of acquisitions	(51.5)	(37.5)

Cash provided by operating activities	65.9	23.7

Cash flows from investing activities:
Capital expenditures	(56.6)	(55.7)
Purchase of marketable securities	(94.6)	(401.4)
Sale of marketable securities	116.8	663.2
Maturity of marketable securities	19.7	15.5
Other	4.7	(1.0)

Cash provided by (used in) investing activities	(10.0)	220.6

Cash flows from financing activities:
Repayment of long-term debt	(52.2)	(352.0)
Issuance of long-term debt	—	154.5
Proceeds from issuance of common stock and from exercise of stock options, net	20.9	5.7
Other	(5.4)	(5.0)

Cash used in financing activities	(36.7)	(196.8)

Net change in cash and cash equivalents	19.2	47.5
Cash and cash equivalents at beginning of period	330.7	146.3

Cash and cash equivalents at end of period	$349.9	$193.8